Exhibit 1.01

TiVo Corporation
Conflict Minerals Report

For the reporting period January 1, 2016 through December 31, 2016

We have made statements in this Conflict Minerals Report that may constitute forward-looking statements about our plans to take additional actions or to implement additional policies or procedures with respect to our due diligence efforts to determine the origin of conflict minerals contained in our products as well as our risk mitigation efforts and strategy. In some cases, these forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “future,” “potential,” “intend,” or “continue,” and similar expressions. These statements are based on the beliefs and assumptions of our management and on information currently available to our management. These statements involve risks and uncertainties that may cause actual result and achievements to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for conflict minerals, the possibility of inaccurate information, fraud and other irregularities, inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on our ability to verify the accuracy or completeness of any supply chain information provided by suppliers, third-party audit programs or others. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Our reporting obligations under the conflict minerals rules may change in the future and our ability to implement certain processes or obtain information from our suppliers may differ materially from those anticipated or implied in this report.

Introduction
This Conflict Minerals Report of TiVo Corporation (“TiVo,” “we,” “us” and “our”) has been prepared pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, and Form SD promulgated pursuant thereto, for the reporting period from January 1, 2016 to December 31, 2016 (the “Reporting Period”). A copy of this report is publicly available on our website at www.tivo.com in the “Investor Relations” section under “Governance Documents.”

The Rule requires disclosure of certain information by companies that manufacture or contract to manufacture products containing conflict minerals when those conflict minerals are necessary to the functionality or production of those products. The term “conflict minerals” is defined to include gold, cassiterite, columbite-tantalite, wolframite and their derivatives, limited to tin, tantalum and tungsten.

As a company in the consumer electronics industry that does not manufacture its own products directly, TiVo is multiple levels removed from the actual mining of conflict minerals and purchases of conflict minerals from smelters and refiners. All of TiVo’s hardware products are contracted for manufacture through TiVo’s wholly-owned subsidiary, TiVo Solutions, Inc. (d/b/a and f/k/a TiVo Inc.). Statements in this report of actions taken or performed are reporting the actions of TiVo Solutions, Inc. TiVo does not make purchases of raw ore, unrefined or refined conflict minerals and makes no purchases in the Democratic Republic of the Congo (the “DRC”) or any country adjoining the DRC, including the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (all defined in the Rule as the “Covered Countries”).

Since 2013, TiVo has had an established conflict minerals policy (the “Conflict Minerals Policy”) and a management system for conducting the inquiries, retaining the responses, and performing the supply chain due diligence required by the Rule. The management system includes a team from relevant internal functions, including management personnel in our supply base management and legal departments (the “Conflict Minerals Team”). The Conflict Minerals Team is supported by executive-level representatives, and senior management is briefed on a quarterly basis as part of our on-going risk and compliance processes. The audit committee of our board of directors also is briefed on our efforts and the results of the work in this area.

Company Description and Products Covered by this Report
TiVo is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. As part of these technologies and services, TiVo is a global provider of software for digital video recorders and other set-top box products for multichannel video programming distributors and consumers.

Although we design, engineer, and distribute the digital video recorders and other set-top box hardware products, TiVo does not manufacture any of those hardware products itself. TiVo outsources the manufacturing of its hardware products to third parties that manufacture the products according to TiVo’s specifications. We determined that there were one or more conflict minerals that were necessary to the functionality or production of our digital video recorders and other set-top box products and accessories (the “Covered Products”). This Report relates to Covered Products the manufacture of which was completed during the Reporting Period.

Reasonable Country-of-Origin Inquiry
For the Reporting Period, TiVo conducted a reasonable country-of-origin inquiry to determine whether any of the conflict minerals contained in the Covered Products originated in a Covered Country or were from recycled or scrap sources.

TiVo’s reasonable country-of-origin inquiry process consisted of the following:

•
The Conflict Minerals Team conducted a supply chain survey of our direct suppliers to obtain country-of-origin information for the conflict minerals included in the products and materials provided to us by those direct suppliers. In support of that effort, TiVo retained the services of a third-party supply chain compliance agency.

•
TiVo requested that its suppliers complete the electronic Conflict Minerals Reporting Template (the “CMRT”) of the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”). This reporting template requested information regarding the country of origin of the conflict minerals included in materials and components supplied to us, as well as the smelters or refiners of those conflict minerals.

•	TiVo’s third-party agency assisted us in communicating with our supplier network.

•
Supplier responses were evaluated for plausibility, consistency, and gaps. If concerns regarding the quality of responses from suppliers were raised, the Conflict Minerals Team engaged TiVo’s third-party compliance agency to follow up with the suppliers to resolve the flagged responses.

Based on the results of that country-of-origin inquiry, we had reason to believe that some of the conflict minerals contained in the Covered Products may have originated in one or more of the Covered Countries. Accordingly, we conducted due diligence on the source and chain of custody of those conflict minerals.

Due Diligence Process
TiVo has a complex supply chain. The supply chain involves many parties between the contract manufacturer of our products and the original sources of conflict minerals. TiVo does not directly purchase conflict minerals from mines, smelters, or refiners. We must therefore rely on our suppliers’ provided information regarding the origin of conflict minerals that may be included in our products. As the smelters and refiners are the best custodians of information to identify the sources of conflict minerals, we have put in place, and continue to improve, processes to identify potential smelters and refiners of conflict minerals in our supply chain.

Due Diligence Framework
Our due diligence measures have been designed to conform, in all material respects, with the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition)” and the related supplements, published by the Organisation for Economic Co-operation and Development (the “OECD Guidance”), consistent with our position as a downstream company. In accordance with OECD Guidance, TiVo’s due diligence measures are designed to determine, to the best of our ability, the source and chain of custody of conflict minerals necessary for the production or functionality of our products. Following the OECD Guidance, TiVo has:

Established Strong Company Management Systems

•
Conflict Minerals Team. We maintain a Conflict Minerals Team from relevant internal functions, including management personnel in our supply base management, manufacturing, and legal departments. The Conflict Minerals Team is supported by executive-level representatives.

•	Policy. We maintain and communicate to our suppliers and the public our Conflict Minerals Policy. The Conflict Minerals Policy can be found at: https://www.tivo.com/conflictminerals.

•
System of controls and transparency. We maintain internal standard operating procedures to guide our due diligence efforts. These procedures establish a process to be followed in order to generate and maintain the information needed to comply with the Rule.

•
Strengthen engagement with suppliers. We maintain contractual language in our current standard supply chain contracts under which our suppliers are required to provide information and supporting documentation regarding the use and sourcing of conflict minerals in advance of our using such manufacturer or supplier.

•
Establish a company grievance mechanism. We maintain a grievance mechanism for concerned parties to report information regarding TiVo’s use of conflict minerals as further described in our Conflict Minerals Policy.

Identified and Assessed Risks in the Supply Chain

•
Identify smelters and refiners in the supply chain. We asses our Covered Products and our suppliers in order to identify conflict minerals scope and risk. We review the Covered Products and our suppliers throughout the year. New vendors are assessed as part of our vendor due diligence and compliance program, which is designed to facilitate transparency from our vendors and compliance with our policies, including the Conflict Minerals policy. We survey our suppliers on our master supplier list; however due to our location within the supply chain relative to the extraction, transport, smelting and refining of ore, our ability to verify the accuracy of information reported by suppliers is limited.

•
Assessment of risk. Suppliers’ responses are assessed by evaluating consistency, credibility and completeness of the information provided by the suppliers and reviewing and analyzing red flags reflected in the CMRTs. We also utilize a third-party vendor to qualify supplier responses and identify potential misinformation in the provided responses. We conduct multiple rounds of follow-up inquiries, as necessary, with suppliers to address any quality control concerns, such as incomplete, inconsistent, unclear or ambiguous responses by suppliers.

Design and Implement Strategy to Respond to Identified Risks

•
Strategy to respond to identified risks. We have developed a strategy to manage our supply chain for suppliers that cannot or will not provide sufficient supply chain information or that are using minerals from smelters or refiners that have not received a “conflict-free” certification or designation. Our corrective actions depend on various factors, such as vendor size, risk level and vendor capabilities. Corrective actions may include actions ranging from encouraging the supplier to source responsibly to disengaging from the supplier.

•
Steps taken to implement strategy to mitigate risk. We are continually improving our due diligence process, improving our supply chain transparency and working to mitigate risks that necessary conflict minerals finance or benefit armed groups in the Covered Countries. Steps we take include:

•
Encouraging suppliers in our supply chain to work with smelters and refiners that have the CFSP designation and to encourage others to participate in a program, such as the CFSP, to become certified as “conflict free.”

•
Refining and updating TiVo’s “grievance” process so that concerned persons can report any sourcing of conflict minerals in our supply chain suspected of financing or benefiting armed groups in a Covered Country

•	Increasing quality control and data verification of supply-chain information through continued use of a third-party professional in the conflict minerals reporting sector.

Carry Out Independent Third-Party Audit of Supply Chain

•
We do not have any direct relationships with smelters or refiners that process conflict minerals, and we do not perform or direct audits of these entities within our supply chains. As an alternative, we consider information collected and provided by independent third-party audit programs, such as the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict-Free Smelter Program (the “CFSP”), the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain-of-Custody Certification.

Report Annually on Supply Chain Due Diligence

•
We currently expect to report annually, as required by the Rule. A copy of this report is publicly available on our website at www.tivo.com in the “Investor Relations” section under “Governance Documents.”

TiVo’s Due Diligence Measures Performed on Covered Products Manufactured During 2016
TiVo identified all suppliers of materials or components for the Covered Products the manufacture of which was completed during the Reporting Period. The Conflict Minerals Team reviewed the supplier list against internal manufacturing and procurement systems to verify completeness. We performed due diligence by reviewing CMRTs submitted by our suppliers in order to identify the smelters and refiners included in our supply chain of conflict minerals.

To the extent practicable, we confirmed the reliability of supplier responses by analyzing the consistency, credibility and completeness of the information provided by the suppliers and reviewing and analyzing red flags reflected in the CMRTs. TiVo also utilized a third-party vendor to qualify supplier responses and identify potential misinformation in the provided responses.

We conducted multiple rounds of follow-up inquiries with suppliers to address any quality control concerns, such as incomplete, unclear or ambiguous responses by suppliers.

Our diligence inquiry regarding the supply chain also involved our review of the smelters and refiners identified to us as potentially active in our supply chain, relying on the CFSI, CFSP, the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain-of-Custody Certification, to identify which of the smelters and refiners had been certified as “conflict free.”

With respect to the other smelters and refiners identified by our suppliers but not certified by one of these programs, we sought to determine whether they actually were in our supply chain. The Conflict Minerals Team consulted our third-party compliance vendor, which attempted to contact the smelters and refiners to gain more information about their sourcing practices, including countries of origin and of transfer, and whether the smelters and refiners had any due diligence procedures in place or other processes to track the chain of custody on the source of their mineral ores. Internet research also was performed to glean additional information regarding the sourcing practices of these smelters and refiners.

Results of Due Diligence
Identified Smelters and Refiners. The Conflict Minerals Team received responses from 100% of our direct supplier network.

All TiVo direct suppliers were able to provide smelter and refiner information for the Reporting Period, which is a 39% increase from the previous year’s filing. However, in most cases TiVo’s information on its suppliers’ identified smelters and refiners continued to be provided on a company-wide, aggregate smelter basis with information across all of their products combined, rather than specific information regarding the smelters or refiners of the conflict minerals in the specific materials or components used in our Covered Products. As a result, in those cases, we have not been able to reasonably or reliably determine whether the identified smelters and refiners have been used to process conflict minerals in the components actually furnished to TiVo for use in the Covered Products and thus we did not include those smelters or refiners below. When the supplier provided information that reasonably appeared to be specific product-level information, we have listed the smelters or refiners identified by the supplier in Table 1. Based on the information provided by TiVo’s suppliers through the due diligence process, we believe that, to the extent reasonably determinable by TiVo, the facilities that may have been used to process the necessary conflict minerals contained in the Covered Products included the smelters and refiners identified in Table 1.

As indicated above, we relied heavily on our suppliers to provide the necessary sourcing information, which may be inaccurate or incomplete. As a downstream purchaser of materials and components that contain conflict minerals, our ability to verify the accuracy of information reported by our suppliers is limited. As a result, our due diligence measures cannot yet provide assurance regarding the source and chain of custody of the conflict minerals in our Covered Products.

Identified Countries of Origin. Based on the information provided by suppliers pursuant to the due diligence process, TiVo does not have sufficient information with respect to the Covered Products to reliably determine the countries of origin of all the conflict minerals in the Covered Products or to determine if any of those conflict minerals from an identified country of origin were contained in the Covered Products. However, as noted above, when the supplier provided information that reasonably appeared to specific product-level information, we have listed in Table 2 the countries of origin of the necessary conflict minerals identified by the supplier. When the supplier provided only company-level or generalized information, we determined that we did not have sufficient information to identify with any reasonable level of confidence the particular countries of origin of the necessary conflict minerals contained in the components in the Covered Products, and thus did not include the country of origin. Accordingly, based on the information that we have obtained, we believe, to the extent reasonably determinable by TiVo, that the countries of origin of the conflict minerals include the countries listed in Table 2.

Future Risk Mitigation and Due Diligence Process Improvements
TiVo intends to continue to improve its due diligence and to further mitigate the risk that the use of conflict minerals in its products finances or benefits armed groups in the Covered Countries. These steps include:

•	Increasing quality control and data verification of supply-chain information through continued use of a third-party professional in the conflict minerals reporting sector;

•	Updating TiVo’s Conflict Minerals Policy and internal processes, as needed, to improve transparency and communication with suppliers and to collect better data;

•
Encouraging suppliers in our supply chain to work with smelters and refiners that have the CFSP designation and to encourage others to participate in a program, such as the CFSP, to become certified as “conflict free”;

•
Refining and updating TiVo’s “grievance” process so that concerned persons can report any sourcing of conflict minerals in our supply chain suspected of financing or benefiting armed groups in a Covered Country; and

•
Continuing the use of contractual provisions in our agreements with new suppliers and contract manufacturers to require information and supporting documentation regarding the use and sourcing of conflict minerals in advance of using such manufacturer or supplier.

Table 1

Official Smelter Name	Metal	Smelter Country
A.L.M.T. Corp.	Tungsten	Japan
Aida Chemical Industries Co., Ltd.	Gold	Japan
Allgemeine Gold-und Silberscheideanstalt A.G.	Gold	Germany
Almalyk Mining and Metallurgical Complex (AMMC)	Gold	Uzbekistan
Alpha	Tin	United States
An Thai Minerals Company Limited	Tin	Viet Nam
An Vinh Joint Stock Mineral Processing Company	Tin	Viet Nam
AngloGold Ashanti	Gold	Brazil
Argor-Heraeus SA	Gold	Switzerland
Asahi Pretec Corporation	Gold	Japan
Asahi Refining Canada Limited	Gold	Canada
Asahi Refining USA Inc.	Gold	United States
Asaka Riken Co., Ltd.	Gold	Japan
Aurubis AG	Gold	Germany
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold	Philippines
Boliden AB	Gold	Sweden
C. Hafner GmbH + Co. KG	Gold	Germany
CCR Refinery - Glencore Canada Corporation	Gold	Canada
Changsha South Tantalum Niobium Co., Ltd.	Tantalum	China
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten	China
Chenzhou Yunxiang Mining and Metallurgy Company Limited	Tin	China
Chimet S.p.A.	Gold	Italy
China Tin Group Co., Ltd.	Tin	China
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	China
CNMC (Guangxi) PGMA Co. Ltd.	Tin	China
Conghua Tantalum and Niobium Smeltry	Tantalum	China
Cooperativa Metalurgica de Rondônia Ltda.	Tin	Brazil
CV Ayi Jaya	Tin	Indonesia
CV Dua Sekawan	Tin	Indonesia
CV Gita Pesona	Tin	Indonesia
CV Serumpun Sebalai	Tin	Indonesia
CV Tiga Sekawan	Tin	Indonesia
CV United Smelting	Tin	Indonesia
CV Venus Inti Perkasa	Tin	Indonesia
D Block Metals, LLC	Tantalum	United States
DODUCO GmbH	Gold	Germany
Dowa	Gold, Tin	Japan
Duoluoshan	Tantalum	China
Eco-System Recycling Co., Ltd.	Gold	Japan
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Tin	Viet Nam
Elmet S.L.U.	Tin	Spain
EM Vinto	Tin	Bolivia
Estanho de Rondônia S.A.	Tin	Brazil
Exotech Inc.	Tantalum	United States
F&X Electro-Materials Ltd.	Tantalum	China

Fenix Metals	Tin	Poland
Fujian Jinxin Tungsten Co., Ltd.	Tungsten	China
Gansu Seemine Material Hi-Tech Co Ltd	Gold	China
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten	China
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	China
Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten	China
Gejiu Fengming Metallurgy Chemical Plant	Tin	China
Gejiu Kai Meng Industry and Trade LLC	Tin	China
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin	China
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Tin	China
Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin	China
Global Advanced Metals Aizu	Tantalum	Japan
Global Advanced Metals Boyertown	Tantalum	United States
Global Tungsten & Powders Corp.	Tungsten	United States
Gold Refinery of Zijin Mining Group Co., Ltd	Gold	China
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten	China
Guangdong Zhiyuan New Material Co., Ltd.	Tantalum	China
Guanyang Guida Nonferrous Metal Smelting Plant	Tin	China
H.C. Starck Co., Ltd.	Tantalum	Thailand
H.C. Starck Hermsdorf GmbH	Tantalum	Germany
H.C. Starck Inc.	Tantalum	United States
H.C. Starck Ltd.	Tantalum	Japan
H.C. Starck Smelting GmbH & Co. KG	Tantalum, Tungsten	Germany
H.C. Starck Tantalum and Niobium GmbH	Tantalum	Germany
H.C. Starck Tungsten GmbH	Tungsten	Germany
Heimerle + Meule GmbH	Gold	Germany
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum	China
Heraeus Metals Hong Kong Ltd	Gold	China
Heraeus Precious Metals GmbH & Co. KG	Gold	Germany
Hi-Temp Specialty Metals, Inc.	Tantalum	United States
HuiChang Hill Tin Industry Co., Ltd.	Tin	China
Huichang Jinshunda Tin Co. Ltd	Tin	China
Hunan Chenzhou Mining Co., Ltd.	Tungsten	China
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Tungsten	China
Hunan Chunchang Nonferrous Metals Co., Ltd.	Tungsten	China
Hydrometallurg, JSC	Tungsten	Russian Federation
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Gold	China
Ishifuku Metal Industry Co., Ltd.	Gold	Japan
Istanbul Gold Refinery	Gold	Turkey
Japan Mint	Gold	Japan
Japan New Metals Co., Ltd.	Tungsten	Japan
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten	China
Jiangxi Copper Company Limited	Gold	China
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten	China
Jiangxi Ketai Advanced Material Co., Ltd.	Tin	China
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten	China
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	China
Jiangxi Yaosheng Tungsten Co., Ltd.	Tungsten	China

JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	China
Jiujiang Nonferrous Metals Smelting Company Limited	Tantalum	China
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold	Russian Federation
JSC Uralelectromed	Gold	Russian Federation
JX Nippon Mining & Metals Co., Ltd.	Gold	Japan
Kazzinc	Gold	Kazakhstan
Kennametal Fallon	Tungsten	United States
Kennametal Huntsville	Tungsten	United States
Kennecott Utah Copper LLC	Gold	United States
KGHM Polska Miedź Spłka Akcyjna	Gold	Poland
Kojima Chemicals Co., Ltd.	Gold	Japan
Kyrgyzaltyn JSC	Gold	Kyrgyzstan
LS-NIKKO Copper Inc.	Gold	Korea, Republic of
LSM Brasil S.A.	Tantalum	Brazil
Magnu's Minerais Metais e Ligas Ltda.	Tin	Brazil
Malaysia Smelting Corporation (MSC)	Tin	Malaysia
Malipo Haiyu Tungsten Co., Ltd.	Tungsten	China
Materion	Gold	United States
Matsuda Sangyo Co., Ltd.	Gold	Japan
Melt Metais e Ligas S.A.	Tin	Brazil
Metallic Resources, Inc.	Tin	United States
Metallo-Chimique N.V.	Tin	Belgium
Metalor Technologies (Hong Kong) Ltd.	Gold	China
Metalor Technologies (Singapore) Pte., Ltd.	Gold	Singapore
Metalor Technologies SA	Gold	Switzerland
Metalor USA Refining Corporation	Gold	United States
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Gold	Mexico
Mineração Taboca S.A.	Tantalum, Tin	Brazil
Minsur	Tin	Peru
Mitsubishi Materials Corporation	Gold, Tin	Japan
Mitsui Mining and Smelting Co., Ltd.	Gold, Tantalum	Japan
MMTC-PAMP India Pvt., Ltd.	Gold	India
Moscow Special Alloys Processing Plant	Gold	Russian Federation
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Gold	Turkey
Nankang Nanshan Tin Co., Ltd.	Tin	China
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin	Viet Nam
Niagara Refining LLC	Tungsten	United States
Nihon Material Co., Ltd.	Gold	Japan
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Tungsten	Viet Nam
O.M. Manufacturing (Thailand) Co., Ltd.	Tin	Thailand
O.M. Manufacturing Philippines, Inc.	Tin	Philippines
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Gold	Austria
Ohura Precious Metal Industry Co., Ltd.	Gold	Japan
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Gold	Russian Federation
OJSC Novosibirsk Refinery	Gold	Russian Federation
Operaciones Metalurgical S.A.	Tin	Bolivia
PAMP S.A.	Gold	Switzerland
Prioksky Plant of Non-Ferrous Metals	Gold	Russian Federation

PT Aneka Tambang (Persero) Tbk	Gold	Indonesia
PT Aries Kencana Sejahtera	Tin	Indonesia
PT Artha Cipta Langgeng	Tin	Indonesia
PT ATD Makmur Mandiri Jaya	Tin	Indonesia
PT Babel Inti Perkasa	Tin	Indonesia
PT Bangka Prima Tin	Tin	Indonesia
PT Bangka Tin Industry	Tin	Indonesia
PT Belitung Industri Sejahtera	Tin	Indonesia
PT Bukit Timah	Tin	Indonesia
PT Cipta Persada Mulia	Tin	Indonesia
PT DS Jaya Abadi	Tin	Indonesia
PT Eunindo Usaha Mandiri	Tin	Indonesia
PT Inti Stania Prima	Tin	Indonesia
PT Justindo	Tin	Indonesia
PT Karimun Mining	Tin	Indonesia
PT Kijang Jaya Mandiri	Tin	Indonesia
PT Mitra Stania Prima	Tin	Indonesia
PT Panca Mega Persada	Tin	Indonesia
PT Prima Timah Utama	Tin	Indonesia
PT Refined Bangka Tin	Tin	Indonesia
PT Sariwiguna Binasentosa	Tin	Indonesia
PT Stanindo Inti Perkasa	Tin	Indonesia
PT Sukses Inti Makmur	Tin	Indonesia
PT Sumber Jaya Indah	Tin	Indonesia
PT Timah (Persero) Tbk Kundur	Tin	Indonesia
PT Timah (Persero) Tbk Mentok	Tin	Indonesia
PT Tinindo Inter Nusa	Tin	Indonesia
PT Tommy Utama	Tin	Indonesia
PT WAHANA PERKIT JAYA	Tin	Indonesia
PX Precinox SA	Gold	Switzerland
Rand Refinery (Pty) Ltd.	Gold	South Africa
Republic Metals Corporation	Gold	United States
Resind Indústria e Comércio Ltda.	Tin	Brazil
Royal Canadian Mint	Gold	Canada
Rui Da Hung	Tin	Taiwan
Samduck Precious Metals	Gold	Korea, Republic of
Schone Edelmetaal B.V.	Gold	Netherlands
SEMPSA Joyería Platería SA	Gold	Spain
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Gold	China
Sichuan Tianze Precious Metals Co., Ltd.	Gold	China
Singway Technology Co., Ltd.	Gold	Taiwan
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold	Russian Federation
Soft Metais Ltda.	Tin	Brazil
Solar Applied Materials Technology Corp.	Gold	Taiwan
Solikamsk Magnesium Works OAO	Tantalum	Russian Federation
Sumitomo Metal Mining Co., Ltd.	Gold	Japan
T.C.A S.p.A	Gold	Italy
Taki Chemical Co., Ltd.	Tantalum	Japan
Tanaka Kikinzoku Kogyo K.K.	Gold	Japan
Tejing (Vietnam) Tungsten Co., Ltd.	Tungsten	Viet Nam

Telex Metals	Tantalum	United States
Thaisarco	Tin	Thailand
The Refinery of Shandong Gold Mining Co., Ltd.	Gold	China
Tokuriki Honten Co., Ltd.	Gold	Japan
Torecom	Gold	Korea, Republic of
Tuyen Quang Non-Ferrous Metals Joint Stock Company	Tin	Viet Nam
Ulba Metallurgical Plant JSC	Tantalum	Kazakhstan
Umicore Brasil Ltda.	Gold	Brazil
Umicore Precious Metals Thailand	Gold	Thailand
Umicore SA Business Unit Precious Metals Refining	Gold	Belgium
United Precious Metal Refining, Inc.	Gold	United States
Valcambi SA	Gold	Switzerland
Vietnam Youngsun Tungsten Industry Co., Ltd.	Tungsten	Viet Nam
VQB Mineral and Trading Group JSC	Tin	Viet Nam
Western Australian Mint trading as The Perth Mint	Gold	Australia
White Solder Metalurgia e Mineração Ltda.	Tin	Brazil
Wolfram Bergbau und Hütten AG	Tungsten	Austria
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	China
Xiamen Tungsten Co., Ltd.	Tungsten	China
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten	China
Yamamoto Precious Metal Co., Ltd.	Gold	Japan
Yichun Jin Yang Rare Metal Co., Ltd.	Tantalum	China
Yokohama Metal Co., Ltd.	Gold	Japan
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Tin	China
Yunnan Tin Company Limited	Tin	China
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	China
Zhuzhou Cemented Carbide Group Co., Ltd.	Tantalum	China

Table 2

Country of Origin
Angola
Argentina
Armenia
Australia
Austria
Belarus
Belgium
Bermuda
Bolivia
Brazil
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo (Brazzaville)
Czech Republic
Djibouti
DRC- Congo (Kinshasa)
Ecuador
Egypt
Estonia
Ethiopia
Finland
France
Germany
Ghana
Guinea
Guyana
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Ivory Coast
Japan
Jersey
Kazakhstan
Kenya
Korea, Republic of
Kyrgyzstan
Laos
Luxembourg

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